Exhibit 99.1

CONTACT:

Sylvia Wheeler

Vice President, Investor Relations

(650) 745-7834

sylvia.wheeler@hyperiontx.com

HYPERION THERAPEUTICS ACQUIRES WORLDWIDE RIGHTS TO BUPHENYL

SOUTH SAN FRANCISCO, Calif., June 3, 2013 — Hyperion Therapeutics, Inc. (NasdaqGM: HPTX) today announced the completion of its acquisition of BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, an FDA-approved therapy for treatment of the most prevalent urea cycle disorders (UCD), from Ucyclyd Pharma Inc., a subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE:VRX) (TSX:VRX). As part of this transaction, Hyperion received a net payment of approximately $11 million due to Ucyclyd’s exercise of its option to retain AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, a hospital-based product used for the treatment of acute hyperammonemia in UCD patients.

Hyperion was granted an option to acquire both BUPHENYL and AMMONUL under a March 2012 collaboration agreement between Hyperion and Ucyclyd Pharma Inc. However as part of the agreement, Ucyclyd had an option to retain AMMONUL. The net payment to Hyperion reflects the $19 million purchase price for BUPHENYL due to Ucyclyd and a $32 million payment due to Hyperion as a result of Ucyclyd’s exercise of its option to retain AMMONUL, less costs of approximately $2 million in inventory due to Ucyclyd.

According to Donald J. Santel, Hyperion’s chief executive officer, “RAVICTI™ (glycerol phenylbutyrate) Oral Liquid remains the cornerstone of our commercial plan. However, the addition of BUPHENYL to our commercial product portfolio affords us an opportunity to serve the entire UCD patient population, including those under two years of age. BUPHENYL patients will also have access to our comprehensive patient assistance programs administered via Hyperion UCD Support Services.”

About BUPHENYL (sodium phenylbutyrate) Tablets and Powder

BUPHENYL is indicated as adjunctive therapy in the chronic management of patients with urea cycle disorders involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). BUPHENYL should not be administered to patients with known hypersensitivity to sodium phenylbutyrate or any component of this preparation. The most common adverse reactions associated with BUPHENYL were amenorrhea dysfunction, decreased appetite, body odor (probably caused by its metabolite phenylacetate) and bad taste or taste aversion. Patients with urea cycle disorders should not take valproic acid, haloperidol, or steroids as these drugs have been reported to increase blood ammonia levels, and probenecid may affect the kidneys’ excretion. Use with great care, if at all, in patients with congestive heart failure or severe renal insufficiency, and in clinical states where there is sodium retention with edema. Use caution when administering to patients with hepatic or renal insufficiency or inborn errors of beta oxidation. The safety or efficacy of doses in excess of 20 grams (40 tablets) per day has not been established.

Please see full Prescribing Information for BUPHENYL at http://hyperiontx.com/product

RAVICTI Safety Information

RAVICTI is indicated for use as a nitrogen-binding agent for chronic management of adult and pediatric patients >2 years of age with UCDs who cannot be managed by dietary protein restriction and/or amino acid supplementation alone. RAVICTI must be used with dietary protein restriction and, in some cases, dietary supplements (e.g., essential amino acids, arginine, citrulline, protein-free calorie supplements). RAVICTI is not indicated for the treatment of acute hyperammonemia in patients with UCDs because more rapidly acting interventions are essential to reduce plasma ammonia levels. The safety and efficacy of RAVICTI for the treatment of N-acetylglutamate synthase (NAGS) deficiency has not been established. The use of RAVICTI in patients < 2 months of age is contraindicated.

For additional Important Safety Information, including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (http://www.ravicti.com/files/RAVICTI_Prescribing_Information.pdf) and Medication Guide (http://www.ravicti.com/files/RAVICTI_Medication_Guide.pdf) for RAVICTI.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases and hepatology. The company’s first commercial product, Ravicti™ (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States.

For more information, please visit www.hyperiontx.com.